EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Synthesis Energy Systems, Inc. of our report dated September 18, 2015, relating to the consolidated financial statements of Synthesis Energy Systems, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2015.

/s/ BDO USA, LLP

Houston, Texas

November 20, 2015